Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Middlesex Water Company (the “Company”) of our report dated February 28, 2025, related to our audits of the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in the Company’s Form 10-K/A for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Philadelphia, Pennsylvania

May 12, 2025